This Form 1-K is to provide an ☐ Annual Report OR X Special Financial Report for the fiscal year ended 2019

Exact name of issuer as specified in the issuer’s charter: Commonwealth Thoroughbreds LLC

Jurisdiction of incorporation/organization: Delaware

I.R.S. Employer Identification Number: 84-2528036

Address of Principal Executive Offices: 1450 N Broadway Lexington, KY 40505

Phone: (415) 730 9946

Title of each class of securities issued pursuant to Regulation A: Series TF2019, Series OL2018

Summary Information Regarding Prior Offerings and Proceeds

The following information must be provided for any Regulation A offering that has terminated or completed prior to the filing of this Form 1-K, unless such information has been previously reported in a manner permissible under Rule 257. If such information has been previously reported, check this box ☐ and leave the rest of Part I blank.

Commission File Number of the offering statement: 024-11130

Date of qualification of the offering statement: March 30, 2020

Date of commencement of the offering: May 11, 2020

Amount of securities qualified to be sold in the offering: $275,000

Amount of securities sold in the offering: $8,750

Price per security: $ 50.00

The portion of aggregate sales attributable to securities sold on behalf of the issuer: $8,750

The portion of aggregate sales attributable to securities sold on behalf of selling securityholders: $ 0.00

Fees in connection with this offering and names of service providers:

	Name of Service Provider	Fees
Underwriters:	NA	$0.00
Sales Commissions:	NA	$0.00
Finders’ Fees:	NA	$0.00
Audit:	DEAN DORTON ALLEN FORD, PLLC	$0.00
Legal:	FROST BROWN TODD LLC	$0.00
Promoters:	NORTH CAPITAL PRIVATE SECURITIES CORPORATION	$2,750.00
Blue Sky Compliance:	NA	$

CRD Number of any broker or dealer listed: 154559

Net proceeds to the issuer: $ 272,250.00

INDEX TO FINANCIAL STATEMENTS

Commonwealth Thoroughbreds LLC

Report of Independent Auditors

Commonwealth Markets Inc. as Manager of Commonwealth Thoroughbreds LLC

Lexington, Kentucky

Report on the Financial Statements

We have audited the accompanying financial statements of Commonwealth Thoroughbreds LLC, which comprise the balance sheet as of December 31, 2019, the related statements of operations, changes in member’s equity and cash flows for the period from June 12, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Thoroughbreds LLC as of December 31, 2019, and the results of its operations and its cash flows for the period from June 12, 2019 (inception) through December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that Commonwealth Thoroughbreds LLC will continue as a going concern. As discussed in Note 1 to the financial statements, Commonwealth Thoroughbreds LLC has not generated any profits, lacks liquidity to satisfy obligations as they come due, and expects to continue to incur losses which raises substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Dean Dorton Allen Ford, PLLC

Lexington, Kentucky

July 28, 2020

Commonwealth Thoroughbreds LLC

Balance Sheet

As of December 31, 2019

ASSETS
Current assets
Cash	$2,056
Total current assets	2,056
Long-term assets
Thoroughbred assets, net of accumulated depreciation	9,364
TOTAL ASSETS	$11,420
LIABILITIES AND MEMBER'S EQUITY
Liabilities
Current liabilities
Accrued interest	$52
Note payable Series TF2019	7,500
Total liabilities	7,552
Member's Equity
Membership interest	328,218
Retained deficit	(324,350)
Total Member's Equity	3,868
TOTAL LIABILITIES AND MEMBER'S EQUITY	$11,420

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC

Statement of Operations

June 12, 2019 (Inception) through December 31, 2019

Revenues	$0
Operating expenses
Stabling fees	2,537
Legal and professional services	319,395
General and administrative	1,130
Depreciation	1,236
Total operating expenses	324,298

Operating loss	(324,298)

Other expenses
Interest expense	52

Net loss	$(324,350)

Net loss per unit:
Basic	$(14,102)

Weighted average number of units outstanding:
Basic	23

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC

Statement of Changes in Member's Equity

June 12, 2019 (Inception) through December 31, 2019

Balance, June 12, 2019	$0
Series A1 units issued	5,000
Member contribution (Note 6)	323,218
Net loss	(324,350)
Balance, December 31, 2019	$3,868

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC

Statement of Cash Flows

June 12, 2019 (Inception) through December 31, 2019

OPERATING ACTIVITIES
Net loss	$(324,350)
Adjustments to reconcile net loss to net cash used in operations:
Membership contributions (Note 6)	296,853
Depreciation	1,236
Increase (decrease) in cash due to changes in:
Accrued interest	52
Net cash used in operating activities	(26,209)
INVESTING ACTIVITIES
Capital expenditures	(600)
Net cash used in investing activities	(600)
FINANCING ACTIVITIES
Units issued	5,000
Member contributions (Note 6)	482
Constructive member contributions (Note 6)	23,383
Net cash provided by financing activities	28,865
Net cash increase for period	2,056
Cash at beginning of period	0
Cash at end of period	$2,056

Non cash investing and financing transactions:
Thoroughbred asset obtained through note payable	$7,500
Member contributions for Thoroughbred asset acquisition	2,500

See Notes to Financial Statements

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

June 12, 2019 (Inception) through December 31, 2019

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Commonwealth Thoroughbreds LLC (the “Company”) is a Delaware series limited liability company formed on June 12, 2019 and headquartered in Lexington, Kentucky. The Company's fiscal year ends on December 31. Commonwealth Markets Inc. is the sole owner of units of membership interest of the Company. The Company was formed to engage in the business of acquiring and managing Thoroughbred racehorses and related equine breeding and sales activities. It is expected that the Company will create several separate series of membership interests (the “Series” or “Series”), including the Series TF2019, and different Thoroughbred assets will be owned by separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors will acquire units of membership interest (“Units”) of a Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.

Commonwealth Markets Inc. (the “Manager”), a Delaware corporation formed on January 10, 2019, is a technology and marketing company that operates the Commonwealth Platform and App ("the Platform"). The Manager manages the Company, the assets owned by the Company and the assets of each Series.

The Company intends to sell Units in several separate and individual Series of the Company. Investors in any Series acquire a proportional share of the assets, income and liabilities pertaining to a particular Series. The Manager has the authority to conduct the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, as amended and restated from time to time (the “Operating Agreement”). Unit holders have only the limited voting and management rights provided in the Operating Agreement or required by law.

Going Concern and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception. The Company has a net loss of $324,350 for the period from inception to December 31, 2019 and has member’s equity of $3,868 as of December 31, 2019. The Company lacks liquidity to satisfy obligations as they come due. All of the liabilities on the balance sheet as of December 31, 2019 are obligations to the Manager or its stockholders. All of these liabilities, other than for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various Series.

Through December 31, 2019, neither the Company nor its Series have recorded any revenues generated through the utilization of underlying Thoroughbred assets. The Company does not expect to generate any revenues for Series TF2019 from its current Thoroughbred foal for the first year of operations or longer. Series TF2019 will continue to incur operating expenses including, but not limited to, boarding, insurance, transportation and training expenses on an ongoing basis.

From inception, the Company has financed the business activities of its Series through capital contributions from the Manager or its affiliates. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Units in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating Expenses for individual series at the sole discretion of the Manager.

The Company’s ability to continue depends upon management’s plan to raise additional funds, capital contributions from the Manager and the ability to achieve profitable operations. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

June 12, 2019 (Inception) through December 31, 2019, continued

NOTE 1 – NATURE OF OPERATIONS, CONTINUED

Initial Offering

The Company’s initial offering for Series TF2019 is described in the Offering Circular included in the Offering Statement on Form 1-A initially filed with the SEC on October 16, 2019. Proceeds from the offering of Series TF2019 Units will be used to repay the loan from an officer of the Manager (if not converted into Series TF2019 Units) (see Note 3) and pay for other offering related fees and expenses.  These will include a fee of $10,000 plus 1% of the amount raised in the offering (excluding any Units purchased by the Manager or its affiliates) payable to the clearing broker upon completion of the offering. Series TF2019 currently has not started operations and has no capitalization, assets or liabilities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the period presented have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events. Accordingly, the actual results could differ significantly from Company estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Offering Expenses

Offering Expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to member’s equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for that Series are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for more than $15,000 of Offering Expenses incurred with respect to the Series TF2019 Offering. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

June 12, 2019 (Inception) through December 31, 2019, continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

In addition to the discrete Offering Expenses related to a particular series, the Manager has also incurred legal, accounting and compliance expenses of $319,395 through December 31, 2019 to set up the legal and financial framework and compliance infrastructure for the marketing and sale of the Series TF2019 Units and all subsequent offerings. The Manager will receive an Organizational Fee equal to 3.0% of the proceeds received from the offering of each series of units as reimbursement for these expenses.

As of December 31, 2019, the Manager had incurred Offering Expenses of $0 related to Series TF2019.

Operating Expenses

Operating Expenses related to a particular horse include stabling, training, insurance, transportation (other than the initial transportation from the horse’s location to the Manager’s boarding facility prior to the offering, which is treated as an “Acquisition Expense”, as defined below), maintenance, annual audit and legal expenses and other equine-specific expenses as detailed in the Manager’s Allocation Policy. The Company distinguishes between pre-closing and post-closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Series offering, expenses of this nature that are incurred prior to the closing of an offering of Series are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating Expenses the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional units to be issued in order to cover such additional amounts.

As of December 31, 2019, the Manager had incurred $2,537 of pre-closing Operating Expenses related to Series TF2019. Operating expenses incurred prior to the offering’s closing will be borne by the Manager and not reimbursed.

Thoroughbred Assets

Thoroughbred assets are recorded at cost. The cost of the Thoroughbred includes the purchase price, including any deposits paid by the Manager, the Sourcing Fee, Brokerage Fee and “Acquisition Expenses”, including transportation of the asset to the Manager’s stables, pre-purchase medical examinations, pre-offering expenses, and other costs detailed in the Manager’s Allocation Policy.

The Brokerage Fee and Sourcing Fee are paid from the proceeds of any successfully closed offering. Should an offering be unsuccessful, these expenses do not occur. As of December 31, 2019, no offerings had closed, and no such fees were paid.

Acquisition Expenses related to a particular Series are initially funded by the Manager but may be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document. Acquisition Expenses are capitalized into the cost of the horse as per the table below. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted as capital contributions. At December 31, 2019, $10,600 of Acquisition Expenses were incurred, as shown in the following table.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

June 12, 2019 (Inception) through December 31, 2019, continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Applicable Series	TF2019
Thoroughbred asset	Timido Foal (1)
Purchase price	$7,500
Acquisition legal costs	2,500
Breeders’ Cup Nomination	400
Appraisal fee	200
Total Acquisition Expenses (capitalized)	10,600
Less accumulated depreciation	1,236
Total Thoroughbred Assets	$9,364

(1)	To be owned by the applicable Series as of the closing of the applicable offering. Currently owned by Commonwealth Thoroughbreds LLC and not by any series.

Depreciation is provided using the straight-line method based on useful lives of the asset. Thoroughbred assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company. The Company reviews the carrying value of Thoroughbred assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors.

Income Taxes

The Company intends that the separate Series will elect and qualify to be taxed as a corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of Accounting Standards Codification (“ASC”) Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The master series of the Company intends to be taxed as a “partnership” or a ”disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code.

Earnings per Membership Unit

Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, "Earnings per Share." For each Series, earnings per membership unit will be computed by dividing net income for that particular Series by the weighted average number of outstanding units in that particular Series during the period.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

June 12, 2019 (Inception) through December 31, 2019, continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

For a period of net loss, basic and diluted earnings per unit are the same as the assumed exercise of stock options and warrants and the conversion of convertible debt are anti-dilutive. 50 units were outstanding during 45% of the period presented for approximately 23 weighted units.

Recent Accounting Pronouncements

The Financial Accounting Standards Board issues updates to amend the authoritative literature in ASC. There have been a number of updates to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable or (iv) are not expected to have a significant impact on the financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

On August 20, 2019, the Company acquired the Thoroughbred asset to be assigned to Series TF2019 from a principal executive of the Manager in exchange for a convertible promissory note in the principal amount of $7,500, which accrues interest at a rate of 1.91% per annum. The purchase price was equal to the appraised value of the Thoroughbred provided by an independent third-party appraiser. Other key terms of the loan include (i) the requirement to repay the loan within 14 days of the Series TF2019 Offering closing and (ii) the ability for the Company to prepay the loan at any time. The promissory note initially provided that the holder could elect to convert the principal amount of the note plus accrued interest into Series TF2019 Units at the purchase price for Series TF2019 Units in this Offering. On December 10, 2019, the parties amended the promissory note to convert automatically into Series TF2019 Units upon the closing of the offering of Series TF2019 Units and no longer at the election of the holder.

The Company received an initial $5,000 capital contribution for member units in the Company from the Manager in order to pay operating expenses incurred prior to the closing of the offering of Series TF2019 Units. The Manager may cover future operating expenses of the Company through additional capital contributions or a non-interest-bearing revolving credit to the Company.

When the Company acquired the Thoroughbred asset to be assigned to Series TF2019 on August 20, 2019, the monthly boarding expenses had already been paid by the Manager. The Manager will not seek reimbursement for the prorated $116 of boarding expense.

On July 16, 2019, the Manager paid $200 to Hyperion Thoroughbred Consultants to conduct an appraisal of the Thoroughbred asset to be assigned to Series TF2019. The Manager will not seek reimbursement.

The Manager has paid a total of $416 of rent expense on behalf of the Company. The Manager will not seek reimbursement.

Additionally, professional fees of $319,395 were incurred at the Manager level to support the Company.

The Manager expects to maintain cash reserves funded from offering proceeds on behalf of each of the Company’s series to cover the series’ operating expenses.

During the period from June 12, 2019 (inception) through December 31, 2019, executives of the Manager provided services to the Company for no compensation at the Manager level or Company level. Management expects in the future these executive services will be compensated through the management fee agreement (see Note 5).

NOTE 4 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular Thoroughbred asset and Operating Expenses related to the management of that asset.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

June 12, 2019 (Inception) through December 31, 2019, continued

NOTE 4 – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY, CONTINUED

Fees and expenses related to the purchase of an underlying Thoroughbred asset include the Offering Expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating Expenses are similar in nature and consist of expenses such as stabling, training, insurance and transportation, pre-closing Operating Expenses are borne by the Manager and may or may not be reimbursed by the Company or the economic members of the series, as outlined within that particular Series Designation. Post-closing Operating Expenses are the responsibility of each Series and may be financed through (i) revenues generated by the Series or cash reserves at the Series; (ii) contributions made by the Manager, for which the Manager does not seek reimbursement; (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest; or (iv) issuance of additional Units in a Series.

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying Thoroughbred assets or the number of Thoroughbred assets, as stated in the Manager’s allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

●	Revenue from racing, breeding and sales activities will be allocated to the Series owning the assets generating the revenue. No revenues have been generated to date.

●

Organizational Expenses incurred by the Manager to set up the legal and financial framework and compliance infrastructure for the marketing and sale of offerings of each series of units will be reimbursed through an Organization fee equal to 3.0% of the offering proceeds received from the offering of each series of units. The Manager has incurred $319,395 in Organizational Expenses to date.

●	Offering Expenses are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering. The Manager has incurred $0 in Offering Expenses to date.

●

Acquisition Expenses are funded by the Manager and reimbursed from the Series proceeds upon the closing of an offering. The Manager had incurred $10,600 in Acquisition Expenses at December 31, 2019, including the $7,500 purchase price of the Series TF2019 Thoroughbred foal paid through the issuance of a promissory note in the principal amount of $7,500 to a principal executive of the Manager (see Note 3).

●

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering. The Manager expects to receive a Sourcing Fee of $750 at the time of the closing for the offering for Series TF2019.

●	The Brokerage Fee is paid to the broker of record from the Series proceeds upon the closing of an offering.

●	Operating Expenses (as described in Note 2), which include equine-specific expenses related to a particular horse such as stabling, training, insurance and transportation, are expensed as incurred:

o

Pre-closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed. At December 31, 2019, $2,537 of pre-closing Operating Expenses were incurred.

o	Post-closing Operating Expenses are the responsibility of each individual Series. At December 31, 2019, no closings had occurred.

Commonwealth Thoroughbreds LLC

Notes to Financial Statements

June 12, 2019 (Inception) through December 31, 2019, continued

NOTE 5 - DISTRIBUTIONS AND MANAGEMENT FEES

As compensation for the services provided by the Manager under the Management Services Agreement, the Manager will be paid a semi-annual fee equal to:

●	10% of any Free Cash Flow (as defined below) generated by the Series, until such time as Investors have received a return of their invested capital;

●	20% of any Free Cash Flow generated by the Series from racing activities thereafter; and

●	30% of any Free Cash Flow generated by the Series from breeding activities and sales of Series Assets after the Investors have received a return of their invested capital.

The Management Fee will only become due and payable at the time there is a distribution of Free Cash Flow to Unit Holders of the Series. For tax and accounting purposes the Management Fee will be accounted for as an expense on the books of the Series.

“Free Cash Flow” is defined as the net income (as determined under GAAP) generated by any Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of December 31, 2019, no distributions or management fees had been paid by the Company or in respect of any Series.

NOTE 6 - MEMBER CONTRIBUTIONS

Member contributions primarily reflect the assumption of payables that support the Company’s operating results.  Constructive payments made by the member on behalf of the Company have been included in the statement of cash flows as financing activities.  The Company has treated the other member contributions as noncash activity to better reflect the actual cash movement that benefited the Company. The member contributions during the period from June 12, 2019 (inception) to December 31, 2019 were as follows:

Financing cash contributions	$482	(a)
Investing transaction for item paid directly by member	200	(a)
Non-cash investing transaction for amount incurred by member	2,500	(b)
Operating expenses paid directly by the member	23,183	(a)
Other operating expenses incurred by the member	296,853	(c)
Total	$323,218

(a)	Included in statement of cash flows.

(b)	Disclosed as noncash investing transactions.

(c)	Added back in operating section of the statement of cash flows to arrive at net cash used in operating activities.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events from December 31, 2019 through July 28, 2020, the date the financial statements were available to be issued. Based on this evaluation, other than the disclosure below, no additional material events were identified which require adjustment or disclosure in the financial statements.

On January 16, 2020, the Company purchased a 75% interest in a dark bay colt born in February 2018 by Orb out of Latique by Elusive Quality (“Orb Colt”) for a purchase price of $20,000 using funds loaned by the Manager. The Company intends to offer units of a new Series OL2018 and to transfer ownership of the Orb Colt to the new Series when the Series OL2018 Closing occurs. Upon closing, the Manager will be paid $10,000 plus interest in cash from the offering proceeds and will be issued 200 Series OL2018 Units at the $50 offering price per Unit in full payment of the loan. The 200 Units would represent 7.4% of the Series OL2018 Units outstanding if the maximum of 2,500 Units are sold in the Series OL2018 Offering. Upon payment of the cash and the issuance of the Units to the Manager, the 75% interest in the Orb Colt will be owned by Series OL2018 and not subject to any liens or encumbrances.

Subsequent to December 31, 2019, the World Health Organization declared the coronavirus (COVID-19) outbreak to be a pandemic. COVID-19 continues to spread across the globe and is impacting worldwide economic activity and financial markets. The continued spread of the disease represents a significant risk that operations could be disrupted in the near future; however, as of the date of the issuance of these financial statements, the pandemic has had very little impact on operations due to the early stage of the Company.

The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted. As a result, the Company has not yet determined the impact this disruption may have on its financial statements for the year ending December 31, 2020.

During 2020, the Company has sold units in Series OL2018 for total proceeds of $8,750.  Amount sold shall remain in escrow until proceeds reach Series OL2018 minimum offering requirement.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMONWEALTH THOROUGHBREDS LLC

By: Commonwealth Markets Inc., its Manager

/s/ Brian Doxtator
Name: Brian Doxtator
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Doxtator	Chief Executive Officer (Principal Executive Officer) and Chief	July 28, 2020
Name: Brian Doxtator	Financial Officer (Principal Financial Officer)

/s/ Chase Chamberlin	Chief Marketing Officer and Head of Equine Operations	July 28, 2020
Name: Chase Chamberlin

Commonwealth Markets Inc.	Manager	July 28, 2020

/s/ Brian Doxtator
Name: Brian Doxtator
Title: Chief Executive Officer